October 18, 1999

State Street Bank and Trust Company

1776 Heritage Drive

North Quincy, MA 02171

Re:       EVERGREEN EQUITY TRUST

To Whom it May Concern:

This is to advise you that Evergreen Equity Trust (the “Trust”) has established four (4) new series of shares to be known as EVERGREEN GROWTH FUND, EVERGREEN CAPITAL BALANCED FUND, Evergreen CAPITAL INCOME AND GROWTH Fund and Evergreen AMERICA’S UTILITY Fund.  In accordance with the Additional Funds provision of Section 18 of the Custodian Agreement dated 9/18/97 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for each of the four (4) new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

Evergreen Equity Trust

By:  /s/ Sally E. Ganem

Sally E. Ganem

Title:     Assistant Secretary

State Street Bank and Trust Company

By:

Title:     Vice Chairman

Agreed to as of the 18th day of October, 1999.